EXHIBIT H-7


          BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

          Gregory Scott                           Chair
          Edward A. Garvey                        Commissioner
          Marshall Johnson                        Commissioner
          LeRoy Koppendrayer                      Commissioner
          Phyllis Reha                            Commissioner


Ritchie J. Sturgeon                          SERVICE DATE: August 8, 2001
Senior Regulatory Attorney
Alliant Energy Corporation                   DOCKET NO. E-001/S-01-869
222 West Washington Avenue
P0 Box 192
Madison, WI 53701-0192


In the Matter of a Request by Alliant Energy Corporation for a Statement by the Commission to the Securities and Exchange Commission Regarding Rule 53 Filing Under the Public Utility Holding Company Act of 1935, As Amended

The above entitled matter has been considered by the Commission and the following disposition made:

     Pursuant to 15 U.S.C. ss. 79z-5b, the Commission certifies that the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise its authority with respect to Alliant's proposed investments in various FUCO and EWG projects, subject to conditions and limitations.


The Commission agrees with and adopts the recommendations of the Department of Commerce which are attached and hereby incorporated in the Order.

                                        BY ORDER OF THE COMMISSION


                                        Burl W. Haar
                                        Executive Secretary

(S E A L)





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MINNESOTA                                          85 7th Place East, Suite 500
DEPARTMENT of                                    St. Paul Minnesota  55101-2198
COMMERCE                       651.296.4026  FAX 651.297.1959  TTY 651.297.3067



July 2, 2001

Burl W. Haar
Executive Secretary
Minnesota Public Utilities Commission
350 Metro Square Building
121 7th Place East
St. Paul, Minnesota 55101-2147

RE:  COMMENTS OF THE MINNESOTA DEPARTMENT OF COMMERCE
     DOCKET NO. E001/S-01-869

Dear Mr. Haar:

Attached are the comments of the Energy Division of the Minnesota Department of Commerce in the following matter:

     Alliant Energy Corporation's (the parent of Interstate Power Company) Petition for a Statement by the Commission to the Securities and Exchange Commission Regarding Rule 53 Filing under the Public Utility Holding Company Act of 1935, As Amended.

The petition was filed on June 1, 2001. The petitioner is:

     Ritchie J. Sturgeon
     Senior Regulatory Attorney
     Alliant Energy Corporation
     222 West Washington Avenue
     P0 Box 192
     Madison, Wisconsin. 53701-0192

The Department recommends APPROVAL SUBJECT TO CERTAIN CONDITIONS AND LIMITATIONS and is available to answer any questions the Commission may have.

Sincerely,



DAVE V. LUSTI
FINANCIAL ANALYST

DVL/sm
Attachment


          Enforcement:     1.800.657.3602     Licensing: 1.800.657.3978
      Energy Information.  1.800.657.3710     Unclaimed Property: 1.800.925.5668
                 www.commerce.state.mn.us     An Equal Opportunity Employer


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MINNESOTA
DEPARTMENT OF
PUBLIC SERVICE


BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                                 COMMENTS OF THE
                        MINNESOTA DEPARTMENT OF COMMERCE

                            DOCKET NO. E001/S-01-869



I.   BACKGROUND

On August 2, 1999, Alliant Energy Corporation (Alliant or the Company) filed a petition with the Minnesota Public Utilities Commission (Commission) to continue its investment in foreign utility companies (FUCO) and Exempt Wholesale Generators (EWG) at a level up to 100 percent of its consolidated retained earnings. In that filing, the Commission on October 7,1999, approved the petition subject to the following conditions and limitations:

     1) Alliant will not encumber any Minnesota property because of its foreign investments.

     2)   Alliant shall file with the Commission:

          a. An annual report on all foreign investments by Alliant and its subsidiaries (Annual Report), to be filed on or about May 1 of each year (this date coincides with the Company's filing of form U5S before the SEC). This annual report must contain the following information:

               i. Alliant's total dollar amount of foreign investment to date by subsidiary and country;

               ii. The total dollar amount of debt instruments used for foreign investment acquired by Alliant or its subsidiaries;

               iii. Alliant's consolidated capital structure, including
                    short-term debt; and


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Docket No. E001/S-01-869
Analyst assigned: Dale V. Lusti
Page 2


               iv. The ratio of Alliant's total foreign utility company investments relative to Alliant's total assets and capitalization.

     3) The certification is conditioned on and subject to being removed or withdrawn by the Commission as to any future foreign utility company investments if the Commission deems such action is warranted.

II.  SUMMARY OF ALLIANT'S PROPOSAL

On June 1, 2001, Alliant Energy Corporation (Alliant or the Company) requested certification from the Minnesota Public Utilities Commission (MPUC or Commission) to make aggregate investments in exempt wholesale generators (EWG's) and foreign utility corporate organizations (FUCO's) in amounts up to $1.75 billion.

Specifically, Alliant requests that the Commission issue a statement that it can submit to the U.S. Securities and Exchange Commission in connection with its filing requesting exemption from the 1935 Public Utility Holding Company Act, as amended. This statement, which is required pursuant to 15 U.S.C. ss. 79z-5b (a)
(2), should indicate that the Commission has reviewed the proposed acquisition and determined that it:

          "... has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority."

Alliant Energy, acting through Alliant Energy Resources (AER), a non-utility subsidiary which serves as the holding company for Alliant Energy's non-utility investments and subsidiaries, has made FUCO investments in Brazil, New Zealand, Australia, China and Mexico to date totaling approximately $356 million. This amount represents only about 5.3 percent of Alliant consolidated assets, approximately 7.6 percent of its total capitalization and 32.6 percent of its consolidated retained earnings. Alliant Energy states that none of these investments have any effect on Alliant Energy's retail ratepayers.

Alliant Energy intends to make substantial investments in EWG's (both domestic and foreign), FUCO's and other independent power projects in order to expand the commodity services portion of its business, to augment uncertain growth in its domestic utility business, to diversify its asset portfolio, and to gain greater experience in operating in unregulated energy markets. Alliant Energy's policy of keeping its investments in FUCO's structurally segregated from the Utility Subsidiaries, would also apply to any prospective investments in FUCO's or EWG's.


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Docket No E001 /S-01-869
Analyst assigned: Dale V. Lusti
Page 3


The Company believes that it is reasonable for the Commission to issue the requested Order because of the following:

     o    the action will have no impact on IPC's customers;

     o    there will be no effect on IPC's capital structure;

     o no Minnesota property will be encumbered as a result of the requested action;

     o the Commission has sufficient authority under Minn Stat. Ch 216B to protect the interests of the Minnesota ratepayers by investigating any affiliated interest transactions under Minn. Stats Sec. 216B.48; and

     o the Commission's regulatory authority over Alliant Energy and IPC in the future will not change.


III. DEPARTMENT ANALYSIS

While Commission approval is not required for FUCO and EWG investments, certification by the Commission is needed in order to comply with the Public Utility Holding Company Act (PUHCA). The 1992 Energy Policy Act added a new section (Section 33) to PUHCA that provides a general exemption for foreign utility company affiliates (the foreign utility exemption), provided that each state commission with jurisdiction over a domestic affiliate certifies to the Securities and Exchange Commission (SEC), "...that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority." 15 U.S.C ss..79z-5b

The Department notes that the Commission's authority under Minn Stat ss. 216B is fully adequate to protect Minnesota ratepayer's interests with respect to these investments The Commission has approved similar petitions for other utilities in Docket Nos. E002/ M-00 1553; E001/S-99-1123; G-008/S-96-1581; G-008/S-96-1149;
G-007,022/S-95-204; G-007/S-94-907;G-011/S-93-281 and G-007/S-93-281.

If Alliant Energy invests in aggregate $1.75 billion in FUCO's and EWG's, the combined investments will represent 26.0 percent of Alliant Energy's assets, approximately 37.7 percent of its total capitalization and 160.0 percent of its consolidated retained earnings. To put this request into perspective, Alliant Energy's approval in Docket No. E001/S99-1123 allowed it to invest in FUCO's and EWG's up to 100 percent of its consolidated retained earnings, which also would have been 17.6 percent of its total capitalization. In Docket No E002/M-00-1553, the Commission allowed XceI to invest up to 100 percent of its consolidated retained earnings in FUCO's and EWG's, which would represent 17.2 percent of Xcel Energy's total capitalization. Therefore, when comparing Alliant


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Docket No. E001 /S-01-869
Analyst assigned: Dave V. Lusti
Page 4


Energy's instant request with recent Commission approvals in this jurisdiction of other FUCO and EWG petitions, this request is significantly larger and in essence potentially more risky.

The only remaining issue is the impact of the investments in FUCO's and EWG's on the financial well being of Alliant and Interstate, Therefore, if the investments in FUCO's and EWG's do not have negative financial impacts on Alliant and Interstate significant enough to affect the rates of Interstate, then the Commission should approve Alliant's petition. Although the Department does have some concern with the rapidly increasing amount of investment in FUCO's and EWG's as a percentage of retained earnings the Department considers that such financial impacts would likely not exist for the following reasons.

First, the investments in FUCO's and EWG's will be owned by Alliant Energy's separate subsidiary, AER. As such, none of Interstate's assets will be used as collateral against such investments. This corporate separation will insulate Interstate from any transactions or potential liabilities of the EWG and FUCO investments.

Second, as of March 31, 2001, Alliant Energy's aggregate investment in FUCO's and EWG's was approximately $355.9 million and its average consolidated retained earnings was approximately $1.093 billion. Alliant Energy's current investment in FUCO's and EWG's represent 5.3 percent of Alliant Energy's assets, approximately 7.6 percent of its total capitalization and 32.6 percent of its consolidated retained earnings. However, the Department is concerned with allowing Alliant Energy to in invest in FUCO's and EWG's up to 160 percent of its total retained earnings, which is approximately five times its current investment percentage, without providing the Commission with any additional information. Alliant Energy's current long-term debt rating, as calculated by Standard and Poors during January 2001, is A+. Thus, Alliant Energy's current financial standing is acceptable. The Department will continue to monitor financial risk indicators of the Company.

Moreover, ratepayers will be protected by the Commission even if Alliant's financial condition deteriorates as a result of these investments, because the Commission is able to set Interstate's rates based on a hypothetical capital structure that reflects only regulated utility risks and costs of equity.

Therefore, the Department recommends approval subject to the following conditions:

     (a) The certification is limited to the proposed aggregate level of Alliant foreign utility company and exempt wholesale generator investments in this filing up to $1.75 billion.


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Docket No. E001/S-01-869
Analyst assigned: Dale V. Lusti
Page 5


     (b) Alliant will not encumber any Minnesota property because of these FUCO and EWG investments

     (c) Alliant shall file with the Commission an annual report on all FUCO and EWG investments by Alliant and its subsidiaries (Annual Report), to be filed on or about May 1 of each year (this date coincides with the Company's filing of form U5S before the SEC) This annual report must contain the following information:

          (1) Alliant's total dollar amount of FUCO and EWG investment to date by the subsidiary and country;

          (2) The total dollar amount of debt instruments utilized for FUCO and EWG investment acquired by Alliant or its subsidiaries;

          (3) Alliant's consolidated capital structure, including short-term debt;

          (4) The ratio of Alliant's total FUCO and FWG investments relative to Alliant's total assets and capitalization; and

          (5)  Alliant's current long-term debt rating by Standard and Poors.

     (d) The certification is conditioned on and subject to being removed or withdrawn by The Commission as to any future FUCO or EWG investments if the Commission deems such action is warranted

Also, in future Interstate rate cases in Minnesota, the Commission and all intervenors will have the opportunity to investigate any significant transactions between Interstate, Alliant and other affiliated interests to verify the accuracy and propriety of all charges.

IV.  RECOMMENDATION

The Department recommends that, pursuant to 15 U.S.C. ss. 79z-5b, the Commission certify that the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority with respect to Alliant's proposed investments in various FUCO and EWG projects. The Commission's certification is subject to the following conditions and limitations:

     (a) The certification is limited to the proposed aggregate level of Alliant foreign utility company and exempt wholesale generator investments in this filing up to $1.75 billion.


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Docket No. E001/S-01-869
Analyst assigned: Dale V. Lusti
Page 6


     (b) Alliant will not encumber any Minnesota property because of these FUCO and EWG investments

     (c) Alliant shall file with the Commission an annual report on all FUCO and EWG investments by Alliant and its subsidiaries (Annual Report), to be filed on or about May 1 of each year (this date coincides with the Company's filing of form U5S before the SEC). The Department recommends that this annual report contain the following information:

          (1) Alliant's total dollar amount of FUCO and EWG investment to date by the subsidiary and country;

          (2) The total dollar amount of debt instruments utilized for FUCO and EWG investment acquired by Alliant or its subsidiaries;

          (3) Alliant's consolidated capital structure, including short-term debt;

          (4) The ratio of Alliant's total FUCO and EWG investments relative to Alliant's total assets and capitalization; and

          (5)  Alliant's current long-term debt rating by Standard and Poors.

     (d) The certification is conditioned on and subject to being removed or withdrawn by the Commission as to any future FUCO or EWG investments if the Commission deems such action is warranted.


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